Exhibit 99.1

                                                          Contact: Paul V. Maier
                                                               Senior VP and CFO
                                                                  (858) 550-7573

             LIGAND REPORTS RECORD REVENUES FOR THIRD QUARTER 2003:
              NET PRODUCT SALES INCREASE 70%, TOTAL REVENUES UP 24%

 -- KEY GROWTH DRIVERS AVINZA AND ONTAK BOTH ACHIEVE RECORD SALES IN QUARTER --

   Company Provides Revised Guidance, Expects Profitability in Fourth Quarter

     SAN DIEGO, CA - OCTOBER 31, 2003 - Ligand Pharmaceuticals Incorporated (Nasdaq: LGND) today reported record net product sales for the third quarter ended September 30, 2003, of $28.1 million, compared to $16.5 million in the third quarter of 2002, an increase of 70% driven by accelerating AVINZA(R) (morphine sulfate extended-release capsules) net sales of $15.9 million, and record ONTAK(R) (denileukin diftitox) sales of $10.9 million.

     Ligand's total revenues for the third quarter of 2003 were a record $31.3 million, compared to $25.3 million in the same period of 2002, an increase of 24%. Net loss for the third quarter of 2003 was $11.1 million ($0.16 per share), compared to a net loss of $7.0 million ($0.10 per share) in the same period of 2002, an increase of 59% (60% per share).

     For the first nine months of 2003, net product sales were $72.2 million, compared to $40.6 million in the same period of 2002, an increase of 78%. Total revenues for the first nine months of 2003 were $83.5 million, compared to $69.3 million in the same period of 2002, an increase of 20%. Net loss for the first nine months of 2003 was $43.4 million ($0.62 per share), compared to $25.9 million ($0.38 per share) in the same period of 2002, an increase of 68% (63% per share).

     "Ligand's key growth drivers of AVINZA and ONTAK performed strongly in the third quarter, with both achieving record demand and sales," said Paul V. Maier, Ligand's senior vice president and chief financial officer. "For the third quarter overall, we are pleased with the 70% growth in net product sales, the resulting improvement in gross margins, and the approximate doubling of our cash position, primarily as a result of our PIPE financing."

     In the third quarter and first nine months of 2003, net sales of individual products were:

---------------------------------- ------------------ ------------------ ------------------ ------------------
                                      3Q 2003 SALES      3Q 2002 SALES       9 MOS. 2003        9 MOS. 2002
                                        (MILLION)          (MILLION)       SALES (MILLION)    SALES (MILLION)
---------------------------------- ------------------ ------------------ ------------------ ------------------
AVINZA                                    $15.9               $6.1              $34.2             $10.2
---------------------------------- ------------------ ------------------ ------------------ ------------------
ONTAK                                     $10.9               $5.7              $27.3             $19.2
---------------------------------- ------------------ ------------------ ------------------ ------------------
Targretin(R)(bexarotene) capsules          $1.1               $3.5               $7.5              $8.5
---------------------------------- ------------------ ------------------ ------------------ ------------------
Targretin gel and                          $0.3               $1.2               $3.3              $2.6
Panretin(R)(alitretinoin) gel
---------------------------------- ------------------ ------------------ ------------------ ------------------
TOTAL NET PRODUCT SALES                   $28.1              $16.5              $72.2             $40.6
---------------------------------- ------------------ ------------------ ------------------ ------------------

     Gross margin on product sales was 70% in the third quarter of 2003, compared to 66% in the same period of 2002. Cost of products sold for the quarter includes approximately $2.7 million in non-cash expense primarily related to amortization from the restructuring of the AVINZA license and supply agreement, and to ONTAK technology amortization. Because the amounts of these quarterly, non-cash expenses are fixed over the products' patent lives, their gross margins will continue to improve in 2003 as sales volumes increase. For the first nine months of 2003, gross margin was 68%, compared to 64% for the same period of 2002.

     Collaborative research and development and other revenues were $3.2 million in the third quarter of 2003, compared to $8.8 million in the same period of 2002, a decrease of 64% that resulted primarily from the timing of milestones and a Royalty Pharma option exercise. In the third quarter of last year, Royalty Pharma exercised its option to purchase from Ligand the right to receive a portion of potential future sales of three selective estrogen receptor modulators (SERMs) nearing completion of Phase III development at Pfizer and Wyeth. For the first nine months of 2003, collaborative research and development and other revenues were $11.3 million, compared to $28.7 million in the same period of 2002 (including $12.5 million from Royalty Pharma), a decrease of 61%.

     "The Royalty Pharma option exercise of $12.5 million on October 1 and the second potential fourth-quarter option of $12.5 million, together with other milestone revenues, are expected to drive substantial growth in other revenues in the fourth quarter," Maier said.

     Research and development expenses were $17.7 million in the third quarter of 2003, compared to $15.6 million in the same period of 2002, an increase of 13%. The increase in R&D expenses resulted primarily from accelerating patient accrual in SPIRIT I and SPIRIT II, the two pivotal Phase III studies of Targretin capsules in non-small cell lung cancer (NSCLC). Both studies exceeded their 600-patient enrollment goals ahead of schedule in the third quarter. For the first nine months of 2003, R&D expenses were $51.2 million, compared to $42.4 million in the same period of 2002, an increase of 21% that was in line with Ligand's expectations.

     Selling, general and administrative expenses were $13.2 million in the third quarter of 2003, compared to $10.8 million in the same period of 2002, an increase of 22%. Ligand's third-quarter SG&A expenses include the 50-50 sharing of AVINZA's advertising and promotion, medical affairs and clinical trials costs with Organon Pharmaceuticals USA, Inc., the company's AVINZA co-promotion partner. The increase in third quarter SG&A expenses was due primarily to the expansion of Ligand's pain sales force to approximately 70 representatives, AVINZA advertising and promotion, and medical marketing costs to expand use of ONTAK and Targretin. For the first nine months of 2003, SG&A expenses were $39.2 million, compared to $30.7 million in the same period of 2002, an increase of 28%.

     "Our R&D and SG&A expenses in the third quarter and first nine months were in line with our expectations and are tracking toward the lower end of our annual guidance," Maier said.

     Ligand's co-promotion agreement with Organon calls for Ligand to pay Organon 30% of AVINZA's net sales in excess of $35 million this year. Through the third quarter, AVINZA's cumulative sales were $34.2 million. In future quarters, payments to Organon will be recorded as part of SG&A expense.

     Loss from operations was $8.2 million in the third quarter of 2003, compared to $6.8 million in the same period of 2002, an increase of 21%. For the first nine months of 2003, loss from operations was $29.8 million, compared to $18.6 million in the same period of 2002, an increase of 60%. The increased losses in the quarter and year to date are related principally to lower other revenues in 2003, due to timing variations in milestones and Royalty Pharma option exercises.

     Net cash used in operations for the third quarter of 2003 was $2.6 million. As of September 30, 2003, Ligand had cash, cash equivalents, short-term investments and restricted investments of $92.9 million, compared to $48.0 million at the end of the second quarter, an increase of 94% that resulted primarily from the completion of a private placement during the third quarter with gross proceeds of $47 million.

AVINZA UPDATE

     "AVINZA had a solid third quarter," Maier said. "Total prescriptions increased 84% (based on IMS NPA monthly data, which does not include institutional use in hospitals, Federal facilities and other non-retail outlets) compared to the prior quarter, reflecting strong early results from just the second quarter of co-promotion with Organon. In addition, our current weekly prescription share of 2.5% is in line with our goal to achieve a 3-4% `run rate' as we exit 2003, with a goal of becoming the third largest proprietary brand in the sustained-release opioid market. Since co-promotion began, our uptake in total prescriptions has been comparable to that of the two market leaders at similar stages of their launches, and we believe that results will continue to accelerate as formulary access, retail pharmacy distribution, and Organon's primary care sales force productivity continue to improve."

     Ligand estimates that AVINZA retail pharmacy stocking expanded to approximately 15,500-16,500 pharmacies at the end of the third quarter, up from 12,000-13,000 at the end of the second quarter and consistent with the company's goal to have AVINZA available for patients in at least 18,000-20,000 pharmacies by year-end. "We estimate that about 55-60% of AVINZA's third quarter sales of $15.9 million were covered by prescription demand across all segments (with the balance related to expanding retail pharmacy, wholesaler and chain distribution), and expect this percentage to increase further in the fourth quarter," Maier said.

     Ligand and Organon have made substantial progress in increasing access to AVINZA in managed care. AVINZA now enjoys preferred national formulary status with pharmacy benefits managers that cover more than 115 million lives, and expects this number to nearly double in the fourth quarter with the execution of currently pending contracts. In addition, as of November Ligand estimates that forty-one state Medicaid programs will cover AVINZA without restrictions. In recent weeks, two more top-10 Medicaid programs have agreed to add AVINZA to their formularies, including one that will place AVINZA in a preferred position relative to all other sustained-release opioids. Cumulatively, 12 other states have placed AVINZA in a preferred formulary position relative to at least one of the market leaders.

UPDATE ON IN-LINE ONCOLOGY PRODUCTS

     "We are pleased with sales of ONTAK, which hit a new quarterly record of $10.9 million based on expanded clinical data and increasing use in chronic lymphocytic leukemia, non-Hodgkin's lymphoma and graft-versus-host disease," Maier said. Demand for ONTAK also established an all-time quarterly high in the third quarter, with unit shipments to end users increasing 29% compared to the same period of 2002. This growth in demand is increasingly being translated into wholesaler purchases.

     In the third quarter of 2003, prescriptions for Targretin capsules increased 11% compared to the same period of 2002 (based on IMS NPA data), but slowed compared to the growth rates of the first and second quarters of 2003. Sales of Targretin capsules and gel were negatively affected in the third quarter by Ligand's efforts to better balance wholesale inventories through reductions at two major customers. This is expected to return to a more normal pattern in the fourth quarter.

UPDATED FOURTH QUARTER FINANCIAL GUIDANCE

     "Given the revenue and product sales trends of the third quarter, we continue to expect to break through to operational profitability and our first quarter of positive EPS in the fourth quarter of 2003," Maier said. "Although we are moderately adjusting (to the progress of Targretin capsules and gel this year) our original full-year revenue guidance, we do expect a record fourth quarter of growth with total revenues between $68 and $76 million, and product sales between $40 and $45 million. We expect AVINZA and ONTAK to continue to lead this growth and the other products to return to normal." Ligand's total revenue target assumes that Royalty Pharma exercises its remaining fourth-quarter option of $12.5 million though that remains their decision. Ligand expects total operating expenses (excluding cost of goods but including co-promotion expenses) for the fourth quarter to be between $37 and $40 million. Operating income is expected to be between $20 and $28 million for the quarter.

RECENT LIGAND HIGHLIGHTS

o PATIENT ENROLLMENT COMPLETED IN TWO PHASE III TARGRETIN NSCLC STUDIES. The studies are evaluating whether Targretin, in front-line combination with chemotherapy, extends the lives of patients with advanced NSCLC. Both studies exceeded their 600-patient enrollment goals ahead of schedule in the third quarter. The first study, known as SPIRIT I, is an international trial of Targretin, cisplatin and vinorelbine versus cisplatin and vinorelbine. The second study, SPIRIT II, is a primarily U.S. study of Targretin, carboplatin and paclitaxel versus carboplatin and paclitaxel. Ligand expects survival data from the studies to be available in 2004, approximately one year after full patient enrollment.

o LIGAND RAISES $47 MILLION (GROSS) IN PRIVATE PLACEMENT OF COMMON STOCK. The company sold 3.48 million shares of its common stock to selected institutional and accredited investors, including current shareholders. Ligand intends to use the net proceeds of the private placement to support its working capital priorities, such as qualifying second source contract manufacturer(s) for AVINZA and ONTAK, completion of development of a second generation formulation of ONTAK, continuing expansion of commercial support activities for AVINZA and ONTAK, and for general corporate purposes.

o LIGAND, ROYALTY PHARMA AMEND SERM ROYALTY AGREEMENT. Royalty Pharma exercised an option on October 1, agreeing to pay Ligand $12.5 million in exchange for 0.7% of potential future sales of three SERMs nearing completion of Phase III development at Pfizer and Wyeth. Royalty Pharma has another fourth-quarter option to purchase, for $12.5 million, 0.5% of the SERMs' net sales. The SERMs are lasofoxifene, which is in Phase III studies for osteoporosis at Pfizer, and bazedoxifene and bazedoxifene/PREMARIN, which are in Phase III trials at Wyeth for osteoporosis and hormone replacement indications.

o LILLY HIGHLIGHTS PPAR FRANCHISE. At its September analyst meeting, Lilly highlighted the three peroxisome proliferation activated receptor (PPAR) modulators in clinical studies from their collaboration with Ligand. Lilly disclosed that Phase III studies of LY818 in diabetes are expected to begin in 2004, with an NDA submission expected in 2006. In addition, Lilly highlighted the "remarkable" reduction in both fasting and post-meal triglycerides achieved with a single dose of LY674, which is in Phase I studies for reducing the progression of atherosclerosis in patients with low HDL and/or elevated triglycerides. Lilly said it expects to begin
     Phase II studies of LY 674 next year.

o LIGAND EARNS MILESTONE AS WYETH ADVANCES NSP-989 INTO PHASE II STUDIES FOR CONTRACEPTION. NSP-989 is a non-steroidal progestin resulting from Ligand's research collaboration with Wyeth.

o LONG-TERM AVINZA STUDY PUBLISHED. Clinical data presented by an independent researcher at the annual meeting of the American Society of Anesthesiologists demonstrated that AVINZA once-daily provides stable analgesia for one year in patients with chronic back pain, without increases in dose or the use of rescue medicines.

o LIGAND, CAMBREX COMPLETE NEW FIVE-YEAR AGREEMENT TO MANUFACTURE ONTAK, SECOND-GENERATION PRODUCT. Ligand intends to file for regulatory approval of the second-generation, improved purity, lyophilized formulation of the product by early 2005.

WEB CAST CONFERENCE CALL

     Ligand will host a live web cast, open to all interested parties, of a conference call during which Ligand management will discuss this news release. The web cast will be available at HTTP://WWW.LIGAND.COM (investor relations page) and at HTTP://WWW.STREETEVENTS.COM on October 31, 2003, at 8:30 a.m. Eastern Time (5:30 a.m. Pacific), and will be archived for 30 days.

ABOUT LIGAND

     Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, pain, skin diseases, men's and women's hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to Intracellular Receptors (IRs) and Signal Transducers and Activators of Transcription (STATs). For more information, go to www.ligand.com.


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

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

     This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. These statements include those related to Ligand's financial outlook and guidance for 2003; profitability; revenue growth; product demand, sales and gross margins; operating expenses and losses; AVINZA stocking, market share, prescription rates, co-promotion, distribution, formulary, covered lives and commercialization; clinical studies, patient enrollment and regulatory approvals; timing of regulatory filings; collaborative partners' continued development; and the exercise of options by Royalty Pharma. Actual events or results may differ from Ligand's expectations. There can be no assurance that Ligand will increase revenues or margins from currently marketed products or reduce operating losses; that Ligand will be able to achieve its operating profitability or its prescription, formulary coverage, sales or market share goals; that the results from the periods discussed in this release will be indicative of results for future periods; that results of any clinical study will be confirmed by later studies; that products under development by us or our collaborators will receive marketing approval or that there will be a market for these drugs; that our collaborations will be successful or continued; that Royalty Pharma will exercise any future options; or that Ligand will receive any milestone payments for the discovery and/or development of any compounds. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases as well as in Ligand's public periodic filings with the Securities and Exchange Commission, available via Ligand's web site at HTTP://WWW.LIGAND.COM. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

     NOTE: Ligand(R), Targretin(R), Panretin(R), AVINZA(R) and ONTAK(R) are trademarks of Ligand. Full prescribing information for Ligand's products may be obtained in the U.S. from Ligand Professional Services by calling toll free 800-964-5836 or on Ligand's web site at HTTP://WWW.LIGAND.COM..


                                      # # #

                      LIGAND PHARMACEUTICALS INCORPORATED
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                      (in thousands, except per share data)


                                                  THREE MONTHS ENDED           NINE MONTHS ENDED
                                                     SEPTEMBER 30,               SEPTEMBER 30,
                                           -----------------------------------------------------------
                                                2003           2002          2003            2002
                                           -------------   ------------  --------------  -------------
REVENUES:

   Product sales                           $    28,123     $   16,486    $    72,238     $    40,646
   Collaborative research and development
      and other revenues                         3,160          8,780         11,294          28,671
                                           -------------   ------------  --------------  -------------
      Total revenues                            31,283         25,266         83,532          69,317
                                           -------------   ------------  --------------  -------------

OPERATING COSTS AND EXPENSES:

   Cost of products sold                         8,565          5,646         22,951          14,787
   Research and development                     17,696         15,641         51,196          42,437
   Selling, general and administrative          13,216         10,766         39,213          30,702
                                           -------------   ------------  --------------  -------------
      Total operating costs and expenses        39,477         32,053        113,360          87,926
                                           -------------   ------------  --------------  -------------

Loss from operations                            (8,194)        (6,787)       (29,828)        (18,609)
                                           -------------   ------------  --------------  -------------

Other expense, net                              (2,893)          (260)       (13,577)         (7,259)
                                           -------------   ------------  --------------  -------------
Net loss                                   $   (11,087)    $   (7,047)   $   (43,405)    $   (25,868)
                                           =============   ============  ==============  =============

BASIC AND DILUTED PER SHARE AMOUNTS:

Net loss                                   $     (0.16)    $    (0.10)   $     (0.62)    $     (0.38)
                                           =============   ============  ==============  =============
Weighted average number of common
   shares outstanding                           70,100         71,358         69,871          68,347
                                           =============   ============  ==============  =============

                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                     SEPTEMBER 30, 2003     DECEMBER 31, 2002 (1)
                                                     ------------------     ---------------------
                                                         (Unaudited)
ASSETS
Current assets:
   Cash, cash equivalents and short-term investments   $      86,746            $    64,248
     ($9,333 and $8,998 restricted at September 30,
     2003, and December 31, 2002, respectively)
   Other current assets                                       19,116                 24,325
                                                     ------------------     ---------------------
     Total current assets                                    105,862                 88,573
Restricted investments                                         6,203                 10,646
Property and equipment, net                                    9,072                  9,672
Acquired technology, net                                     140,526                148,546
Other assets                                                  11,134                 17,992
                                                     ------------------     ---------------------
                                                       $     272,797            $   275,429
                                                     ==================     =====================

LIABILITIES AND STOCKHOLDERS' EQUITY/(DEFICIT)
Current liabilities                                    $      46,290            $    35,355
Long-term debt                                               155,250                155,250
Other long-term liabilities                                    8,661                 10,809
Stockholders' equity                                          62,596                 74,015
                                                     ------------------     ---------------------
                                                       $     272,797            $   275,429
                                                     ==================     =====================


(1) Certain amounts at December 31, 2002, have been reclassified to conform to the current period presentation.




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